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NEWS

                                          Contact:  Frank Moore 213/629-4974

                                                    Company contact: Rick Dinon
                                                    or Ric Hill 818/704-3514


FOR IMMEDIATE RELEASE                                            July 27, 1998
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       20th CENTURY INDUSTRIES TO ADD $145.6 MILLION IN CAPITAL
      FROM EXERCISE OF WARRANTS: AIG TO CONVERT PREFERRED STOCK


(WOODLAND HILLS, CALIF.) 20th Century Industries (NYSE:TW), the Woodland Hills-based insurance holding company, today said American International Group, Inc. (AIG) has presented its entire 16 million warrants for exercise to common stock at a price of $9.10 each. Proceeds from the exercise will add $145.6 million to 20th Century's capital.

The company also announced that AIG has tendered 224,750 shares of Series A preferred stock for conversion to common. This will require issuance of 19,836,716 shares of common stock. At June 30, 1998, common shares outstanding were 51,728,381 and book value per common share was $7.76. Had this transaction occurred at the end of the second quarter 1998, book value would have been $8.81 and common shares outstanding would have totaled 87,565,098.

"The 1994 financial alliance between American International Group, Inc. (AIG) and 20th Century Industries, which saved the Company, has worked exceedingly well and we have found AIG to be a good strategic partner," said John
De Nault, chairman of 20th Century Industries. "Our board of directors will continue to work with AIG to define the future scope of 20th Century. Our objectives are to reach an agreement to continue an equitable dividend policy, obtain proper market support for our stock and establish independent mechanisms to protect and provide assurance for minority stockholders.


                                   - more -

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20th CENTURY INDUSTRIES
DE NAULT STATEMENT
Add One


20th Century Industries is the eighth-largest publicly held personal automobile insurer in the United States. Founded in 1958, the company is traded on the New York Stock Exchange under the trading symbol TW. The company's wholly owned subsidiaries, 20th Century Insurance Company and 21st Century Casualty Company, market personal automobile and personal excess liability insurance.

Both insurance subsidiaries sell directly to consumers without agents. 20th Century Industries is headquartered at 6301 Owensmouth Avenue, Woodland Hills, Calif., 91367; 818-704-3514. 20th Century's address on the Internet is WWW.20th CENTURY INSURANCE.COM.

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